Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

LASER RECORDING SYSTEMS, INC.

LASER RECORDING SYSTEMS, INC., a corporation organized and existing under the laws of the State of New Jersey, hereby certifies as follows:

1.                                       The name of the corporation is Laser Recording Systems, Inc. (the “Corporation”).

2.                                       Article FIRST of the Corporation’s Restated Certificate of Incorporation is hereby amended to read as follows:

“FIRST:     The name of the corporation is:  Weida Communications, Inc.”

3.                                       The amendment set forth in Paragraph 2 above (the “Amendment”) was adopted by the holders of the Corporation’s common stock on June 10, 2004.

4.                                       At the time of adoption of the Amendment, there was a total of 10,000,000 shares of common stock outstanding, all of which shares were entitled to vote on the Amendment.

5.                                       The number of shares of common stock voted for and against the adoption of this Amendment is as follows:

Number of Shares Voting For Adoption	Number of Shares Voting Against Adoption

6,516,593	None

Accordingly the Amendment has been duly adopted.

LASER RECORDING SYSTEMS, INC.

	By:	/s/ Mitchell Sepaniak
Mitchell Sepaniak, President

ATTEST:

/s/ Joseph Zumwalt
Joseph Zumwalt, Secretary